Exhibit 4.5

Execution Version

Dated 3 November 2022

QUANTUM CRUDE TANKERS LTD

as Seller

and

COOL COMPANY LTD

as Buyer

MASTER SALE AGREEEMENT

in connection with the sale and purchase of the entire issued share capital of
Pernli Marine Ltd, Persect Marine Ltd, Felox Marine Ltd and Respent Marine Ltd

Index

Clause		Page

1	Definitions and Interpretation	1
2	Signing	4
3	Conditions Precedent	4
4	Sale and Purchase	5
5	Purchase Price	6
6	Completion	7
7	Warranties	7
8	Condition Subsequent	8
9	Confidentiality	9
10	Further Assurance	9
11	Assignment and other dealings	10
12	Entire agreement	10
13	Variation, Waiver and Rights and Remedies	10
14	Notices	11
15	Severance	11
16	Third Party Rights	11
17	Costs	11
18	Counterparts	12
19	Governing Law and Jurisdiction	12

Schedules

Schedule 1 Particulars of the Targets		13
Schedule 2 Conditions Precedent to Completion		15
	Part A Joint responsibility of Buyer and Seller	15
	Part B Sole responsibility of Buyer	15
Schedule 3 Conditions Subsequent to Completion		16
Schedule 4 Completion Obligations		17
Schedule 5 Warranties		18
Schedule 6 Particulars of the Vessels		19
Schedule 7 Form of Stock Power		21

Execution

Execution Page		22

Execution Version

THIS AGREEMENT is made on 3 November 2022

PARTIES

(1)	QUANTUM CRUDE TANKERS LTD, a corporation incorporated under the laws of the Republic of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, PO Box 1405, Majuro, Marshall Islands MH96960 (the “Seller”)

(2)	COOL COMPANY LTD, a limited liability company incorporated and registered in Bermuda with registered number 54129 whose registered office is at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda as Buyer (the “Buyer”),

each a “Party” and together the “Parties”.

BACKGROUND

(A)	The Seller is the legal and beneficial owner of the entire issued share capital of the Targets (as further detailed in Schedule 1), each Target being the owner of a liquefied natural gas carrier (as further described in Schedule 6, the “Vessels”).

(B)	The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares subject to the terms and conditions of this agreement, comprising the entire issued share capital of the Targets (the “Transaction”).

(C)	In contemplation of the Transaction, the Parties wish to enter into this agreement to set out the terms and conditions on which the Targets shall be sold to the Buyer by the Seller, provide a framework for the replacement of a parent company guarantee which is currently in place in relation to an existing financing over the Vessels, and certain other ancillary and related matters.

(D)	Completion of the sale of the Sale Shares under this agreement is conditional upon a successful Buyer Fundraising (as defined below).

(E)	The Vessels are managed and operated by the Buyer and, as such, the warranties given by the Seller to the Buyer under this agreement are limited to matters of title, capacity and authority in connection with the Seller’s transfer of the Sale Shares.

OPERATIVE PROVISIONS

1	DEFINITIONS AND INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

“Affiliate” means, in relation to a person, any other person Controlling, Controlled by or under common Control with such person.

“agreed form” means the form of such document separately agreed in writing between the parties thereto as the form in which that document is to be executed.

“Business Day” means a day other than a Saturday, Sunday or public holiday in England or Norway when banks in London, Bermuda and Norway are open for business.

“Buyer Fundraising” means the Buyer’s issue of further securities on Euronext Growth Oslo and receipt of the proceeds, completion of which results in, when combined with cash reserves of other sources of funding, the Buyer being able to pay the Purchase Price.

“Charters” means each of the charters described in respect of each Vessel in Schedule 6 and “Charter” shall mean any of them as the context requires.

“Completion” means the completion of the sale and purchase of the Sale Shares in accordance with this agreement.

“Completion Accounts” means the pro-forma balance sheets for the Targets as at the Completion Date prepared by the Seller.

“Completion Date” has the meaning given in Clause 6.

“Completion Notice” shall have the meaning given to it in Clause 4.4.

“Conditions” means the conditions to Completion, being the matters set out in 3.3 Part A.

“Control” means in relation to a non-natural person, the ability of any person directly or indirectly to:

(1)	appoint and/or remove: (i) a majority of the board of directors; or (ii) any other body or entity that by operation of law or otherwise is entitled to direct the activities, of such non-natural person (including a general partner or trustee);

(2)	exercise, or direct the exercise of, more than 50% of the voting rights of that body corporate or firm; or

(3)	direct or otherwise control its day to day affairs,

and “Controlling” and “Controlled” shall be construed accordingly.

“Directors” means the directors and officers of the Targets.

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

“Existing Guarantee” means the parent company guarantee dated 11 May 2022 provided by the Seller in respect of the Facility Agreement.

“Facility Agreement” means the facility agreement dated 11 May 2022 and made between, amongst others, (i) the Targets as borrowers, (ii) ING Bank N.V., Singapore Branch as agent and security trustee and (iii) ING Bank N.V., Singapore Branch, Credit Agricole Corporate & Investment Bank, KfW Ipex-Bank Gmbh And Nordea Bank Abp, Filial I Norge as banks.

“Longstop Date” means 31 December 2022 or such other date as may be agreed by the Buyer and the Seller in writing.

“Option Agreement” means the agreement in agreed form to be entered into between the Buyer and two Affiliates of the Seller, in respect of an option for the Buyer to enter into novations of shipbuilding contracts for two vessels to be constructed by Hyundai Samho Heavy Industries Co., Ltd, of the Republic of Korea.

“Purchase Price” has the meaning given in Clause 5.

“Sale Shares” means the entire issued share capital of each of the Targets, as set out in Schedule 1, all of which have been issued and are fully paid.

“Secured Debt” any outstanding debt under the Facility Agreement.

“Stock Powers” means stock powers in respect of the Sale Shares in the form set out at Schedule 7 duly executed by the Seller as the registered holder in favour of the Buyer (or its nominee).

“Targets” means the companies listed in Schedule 3 and “Target” means any one of them.

“Tax” or “Taxation” means:

(a)	all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities of whatever nature, howsoever computed, and wherever created or imposed; and

(b)	any penalty, fine, surcharge, interest, charge or cost relating thereto or in relation to any failure to comply with any law relating to Tax.

“Transaction Documents” means this agreement and the Stock Powers.

“Vessel” means, in relation to a Target, the vessel owned by such Target as set out in 19.3 and Schedule 6 and “Vessels” shall be construed accordingly.

“Warranties” means the warranties set out in Schedule 5 (Warranties).

1.2	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.4	A reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.5	Unless expressly provided otherwise in this agreement, a reference to “writing” or “written” excludes fax but not email.

1.6	Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

1.7	References to a document in “agreed form” are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.8	Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision:

(a)	is a reference to it as it is in force as at the date of agreement;

(b)	shall include all subordinate legislation made as at the date of this agreement under that legislation or legislative provision.

2	SIGNING

2.1	On signing of this agreement each Party shall provide to the other copies of fully executed corporate authorities (and any relevant powers of attorney) in agreed form authorising the execution by them of this agreement and all other Transaction Documents to which it is a party and the transactions contemplated in this agreement, and (if relevant) appointing the relevant signatory or signatories to execute this agreement and any other Transaction Documents on its behalf.

3	CONDITIONS PRECEDENT

3.1	Completion is subject to and conditional upon the Conditions being satisfied (or waived by the Parties in accordance with Clause 3.8 and 3.9) by or before 6.00pm on the Longstop Date.

3.2	This agreement shall automatically terminate and cease to have effect (except as provided in Clause 3.3) at 6.00pm (London time) on the Longstop Date, if any of the Conditions are not satisfied (or waived by the mutual consent of the Parties in accordance with Clause 3.8), by or before that date.

3.3	If this agreement terminates in accordance with Clause 3.2, it will immediately cease to have any further force and effect except for:

(a)	any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination (including Clause 1 (Interpretation), Clause 3.2 and this Clause 3.3 (Conditions precedent), Clause 8 (Confidentiality and announcements) and Clause 12 (Entire agreement) to Clause 19 (Governing law and jurisdiction) (inclusive)), each of which shall remain in full force and effect; and

(b)	any rights, remedies, obligations or liabilities of the Parties that have accrued before termination, including any fee payable by the Buyer to the Seller in accordance with Clause Error! Reference source not found..

3.4	Each of the Seller and the Buyer shall use its best endeavours to procure (so far as it lies within its power so to do) that the Conditions in Schedule 2 Part A are satisfied as soon as practicable and in any event no later than the Longstop Date.

3.5	The Buyer shall use its best endeavours to procure that the Conditions in Schedule 2 Part B is satisfied as soon as practicable and in any event no later than the Longstop Date.

3.6	The Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the Parties of all information reasonably necessary to make any notification or filing required by any relevant authority, keeping the other Party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

3.7	Each Party shall promptly notify the other in writing if it becomes aware of any fact, event, matter or circumstance that has prevented or might reasonably be expected to prevent any of the Conditions from being satisfied by or before the Longstop Date.

3.8	The Parties may, each to the extent that it is legally entitled to do so and to such extent as it thinks fit (in its absolute discretion), agree in writing to waive any of the Conditions in Schedule 2 Part A.

3.9	The Seller may, to such extent as it thinks fit (in its absolute discretion), agree in writing to waive the Condition set out in paragraph 1.2 of Schedule 2.

3.10	In the event that the Buyer Fundraising occurs on or before the Longstop Date, the Buyer shall apply all proceeds of the Buyer Fundraising up to the value of the Purchase Price towards funding the Transaction.

3.11	The Seller undertakes to waive or procure the waiver, effective as at Completion, of (a) any amounts payable to one or more of the Targets by the Seller and/or its Affiliates and (b) any amounts payables by one or more of the Targets to the Seller and/or its Affiliates, in each case, relating to the period prior to Completion.

4	SALE AND PURCHASE

4.1	On the terms of this agreement and subject to the completion of the Conditions, at Completion the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

4.2	None of the Parties is obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares is completed simultaneously.

4.3	The provisions of this agreement, other than Clauses 1, 3.3, 3.4, 7, 11, 12, 13, 14, 15, 16 and 18 (and any other provision expressed to take effect as from the date of this agreement) are conditional upon and subject to the Seller sending the Completion Notice to the Buyer as referred to in Clause 4.4.

4.4	Promptly following the satisfaction or waiver of all of the Conditions the Seller shall send a written notice to the Buyer (the “Completion Notice”) specifying:

(a)	the date for Completion, being no sooner than the date falling 3 clear Business Days following the date that the Completion Notice is sent to the Buyer;

(b)	the amount of the Purchase Price; and

(c)	the account of the Seller where the Purchase Price is to be remitted,

and including pro-forma balance sheets for the Targets prepared up to 30 September 2022 and any other information reasonably requested by the Buyer prior to the issue of the Completion Notice in connection with the calculation of the Purchase Price, save that the information provided by the Seller as part of the Completion Notice shall be considered definitive except in the case of manifest error.

5	PURCHASE PRICE

5.1	The initial consideration for the sale of the Sale Shares (“Purchase Price”) (subject to adjustment as provided in Clause 5.2 below) is:

(a)	USD$650,000,000 (being an amount equal to the aggregate purchase price paid by the Targets for the Vessels, allocated between the Vessels as indicated at Schedule 6);

plus

(b)	all broker commissions, transaction costs and financing costs (but excluding interest) incurred by the Seller and Affiliates of the Seller up to and including Completion in connection with the original acquisition and financing of the Vessels (costs incurred to the date of signing of this agreement that are specific to a Vessel are allocated between the Vessels as indicated at Schedule 6, all other Vessel related costs are allocated equally between the Vessels on a pro-rata basis) as agreed by the Parties prior to the Completion Date;

plus

(c)	an amount equal to the aggregate amount of management fees paid by the Targets to the Buyer and Affiliates of the Buyer up to and including Completion in connection with the Vessels (such fees to the date of signing of this agreement allocated between the Vessels as indicated at Schedule 6 and such further fees to the Completion Date shall be calculated by the Buyer and communicated to the Seller prior to the Completion Date) as agreed by the Parties prior to the Completion Date;

plus

(d)	an amount equal to US$700,000 paid by on or behalf of the Targets to Eastern Pacific Shipping Pte Ltd and Quantum Pacific Shipping Services Pte Ltd by way of management and service fees up to and including Completion in connection with the Vessels;

minus

(e)	an amount equal to the Secured Debt on the Completion Date;

minus

(f)	the amount of any hire received in advance under any Charter that relates to a period following the Completion Date (“Charter Hire”);

minus

(g)	the amount of interest accrued on the Secured Debt (the “Secured Debt Accrued Interest”) for the period up to (but excluding) the Completion Date and which remains unpaid as at the Completion Date,

which shall be paid by the Buyer in cash at Completion in accordance with Clause 4(a) of Schedule 4 Part B (Buyer’s Completion Obligations).

5.2	The Purchase Price shall be adjusted following Completion as follows:

(a)	it shall be increased by the amount by which the third-party receivables and/or prepayments as reflected in the Completion Accounts exceed the amount of the payables for accrued crew costs and technical costs as reflected in the Completion Accounts; or

(b)	it shall be reduced by the amount by which the amount of the payables for accrued crew costs and technical costs as reflected in the Completion Accounts exceed the third-party receivables and/or prepayments as reflected in the Completion Accounts.

5.3	If as a result of the adjustment in Clause 5.2:

(a)	the amount of the Purchase Price is increased, the Buyer shall make a payment to the Seller of a sum equal to that increase; and

(b)	the amount of the Purchase Price is reduced, the Seller shall make a payment to the Seller of a sum equal to that reduction.

Any such payment shall be made within 7 days following the day on which the Completion Accounts are delivered by the Seller to the Buyer, together with a calculation of the adjustment to the Purchase Price to be made in accordance with this Clause.

6	COMPLETION

6.1	Subject to the provisions of this agreement, Completion shall be effected by completion of the Conditions and shall take place on the date for Completion as specified in the Completion Notice or on such other date as may be agreed in writing between the Parties (the “Completion Date”).

6.2	Subject to the Buyer complying with Clause 6.3, at Completion the Seller shall do the things listed in Schedule 4 Part A (Seller’s Completion Obligations).

6.3	Subject to the Seller complying with Clause 6.2, at Completion the Buyer shall do the things listed in 4.4 Part B (Buyer’s Completion Obligations).

6.4	If any Vessel shall become a total loss or a constructive total loss prior to Completion:

(a)	the Target that owns such Vessel and its shares shall be deemed excluded from the sale and purchase referred to at Clause 4.1 with effect ab initio;

(b)	the Purchase Price will be adjusted accordingly;

(c)	any non-Vessel specific or shared costs (including those referred to in Clause 5.1(b)) to the extent such amounts are not covered by relevant insurance proceeds, shall be reallocated pro-rata amongst the other Targets; and

any other relevant provision of this agreement shall be interpreted mutatis mutandis (including the exclusion of such Target’s shares from the definition of Sale Shares and the non-application of the Warranties to such Target and Vessel).

7	WARRANTIES

7.1	Each of the Seller and the Buyer warrants and undertakes to the other Party that at the date of this agreement and at the Completion Date:

(a)	it is duly organised and validly existing under the laws of the jurisdiction of its organisation and has full corporate or entity power to own its assets;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other Transaction Documents to which it is a party;

(c)	this agreement and the other documents to be entered into pursuant to it constitute (or shall constitute when executed) valid, legal and binding obligations on it and the Parties whom they are to procure entry into of such other documents on the terms of this agreement and such other documents; and

(d)	compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under its constitutional documents or any order, judgment, decree or other restriction or rules (including listing rules) applicable to it.

7.2	The Seller further warrants and undertakes to the Buyer that each statement in Schedule 5 Part A is true and accurate at the date of this agreement and at the Completion Date.

8	CONDITION SUBSEQUENT

8.1	The Seller shall procure that Completion Accounts are delivered to the Buyer as soon as practicable after Completion, together with a calculation of the adjustment to the Purchase Price required under Clause 5.2, in accordance with Schedule 3.

8.2	The Buyer shall procure the release of the Existing Guarantee in accordance with Schedule 3, and the Seller shall provide all assistance reasonably requested by the Buyer in connection with such release of the Existing Guarantee (at the Buyer’s sole expense).

8.3	The Buyer shall indemnify the Seller against any claim made under the Existing Guarantee in the period between Completion and the release of the Existing Guarantee as a condition subsequent to Completion in accordance with Clause 8.1 and Schedule 3 and all other reasonable costs and expenses (including legal fees) suffered or incurred by the Seller arising out of or in connection with any such claim (any such costs and expenses to be itemised accordingly).

8.4	This indemnity shall not cover the Seller to the extent that a claim under it results from the Seller’s negligence or wilful misconduct.

8.5	If any third party makes a claim, or notifies an intention to make a claim, against the Seller which may reasonably be considered likely to give rise to a liability under this indemnity (a “Claim”), the Seller shall:

(a)	as soon as reasonably practicable, give written notice of the Claim to the Buyer, specifying the nature of the Claim in reasonable detail;

(b)	not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of the Buyer (such consent not to be unreasonably conditioned, withheld or delayed);

(c)	give the Buyer and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Seller, so as to enable the Buyer and its professional advisers to examine them and to take copies (at the Buyer’s expense) for the purpose of assessing the Claim; and

(d)	be deemed to have given to the Buyer sole authority to avoid, dispute, compromise or defend the Claim.

8.6	If a payment due from the Buyer under this clause is subject to tax (whether by way of direct assessment or withholding at its source), the Seller shall be entitled to receive from the Buyer such amounts as shall ensure that the net receipt, after tax, to the Seller in respect of the payment is the same as it would have been were the payment not subject to tax.

9	CONFIDENTIALITY

9.1	Subject to clause 9.2 the terms of this Agreement and all related documents and the negotiations relating thereto (the “Confidential Information”) are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any Party to this Agreement to any third party (other than their officers, employees, Affiliates, professional advisers or bankers) except in the terms and at the time agreed by the Parties, but such agreement shall not be unreasonably withheld, conditioned or delayed.

9.2	Clause 9.1 does not apply to any Confidential Information:

(a)	which is already in the public domain other than as a result of its disclosure by the receiving Party under clause 9.1 or any person to whom it has disclosed the information in accordance with clause 9.2(c)(ii) in breach of this Agreement; or

(b)	which is required to be disclosed by any application law or regulation including any stock exchange or listing rules; or

(c)	which is the subject of a bona fide disclosure:

(i)	to a court, governmental, official or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation or as otherwise required by the law of any relevant jurisdiction; or

(ii)	to the employees, officers, agents or professional advisers of any Party or its Affiliates to the extent necessary for such persons to obtain the same for the purpose of discharging their responsibilities; or

(iii)	in connection with any proceedings arising out of or in connection with this Agreement,

provided that in each case (and to the extent it is legally permitted to do so) that the disclosing Party shall procure that any information so disclosed is kept confidential by the person to whom it is disclosed and gives the other Parties as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 8, such Party takes into account (so far as is reasonably practicable) the reasonable requests of the other Party in relation to the content of such disclosure.

10	FURTHER ASSURANCE

10.1	Each Party shall (at its own cost), at the request of the other Party, at any time do or procure to be done by a third party, so far as may be reasonably within its power, all acts or things and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other Party as is or are required to give full effect to the provisions of this agreement.

10.2	Each Party undertakes to the other Party that all actions required of it under this agreement will be undertaken in a timely manner.

11	ASSIGNMENT AND OTHER DEALINGS

Neither Party shall assign, transfer, mortgage, charge, subcontract, delegate, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement.

12	ENTIRE AGREEMENT

12.1	In this clause 12, “Pre-Contractual Statement” means any statement, undertaking, promise, assurance, warranty or understanding, or any representation or misrepresentation (whether contractual or non-contractual, or made innocently), made before the time at which this agreement is entered into, to or by any person (whether or not in writing), that is not set out in a Transaction Document.

12.2	The Transaction Documents constitute the entire agreement and understanding of the Parties in relation to their subject matter and supersede all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, representations, warranties, arrangements and understandings (whether written or not) between them.

12.3	Each Party acknowledges and agrees that, in entering into the Transaction Documents, it is not relying on any Pre-Contractual Statement.

12.4	No Party shall have any right, remedy or claim:

(a)	of any kind in relation to any Pre-Contractual Statement; or

(b)	for innocent or negligent misrepresentation or negligent misstatement based on any statement in any Transaction Document.

12.5	The Parties acknowledge that they have comparable bargaining power and have each taken legal advice on the effect of this clause 12, and that they consider its terms to be reasonable.

13	VARIATION, WAIVER AND RIGHTS AND REMEDIES

13.1	No variation of this agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

13.2	A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

13.3	A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not waive that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

13.4	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

14	NOTICES

14.1	A notice given to a Party under or in connection with this agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at it’s address set out below or sent by email to the following addresses (or an address substituted in writing by the Party to be served):

(i)	Seller:

Email: cvril.ducau@epshipping.com.sg / legal@epshipping.com.sg

Postal address: C/o Eastern Pacific Shipping Pte Ltd, 1 Temasek Avenue, #38-01 Millenia Tower, Singapore 039192

in each case marked for the attention of Cyril Ducau (CEO) and General Counsel

(ii)	Buyer:

Email: Richard.Tyrrell@coolcoltd.com / Legal@coolcoltd.com

Postal Address: Cool Company Management Ltd, 5th Floor, 7 Clarges Street, London W1J 8AE

in each case marked for the attention of Richard Tyrrell (CEO)

14.2	Any notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

(c)	if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause, “business hours” means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

14.3	This Clause 14 (Notices) does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

15	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

16	THIRD PARTY RIGHTS

This agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

17	COSTS

17.1	The Buyer shall pay and/or reimburse Seller for all reasonable costs and expenses (including legal costs) incurred in connection with the negotiation, preparation, execution and implementation of this agreement and the documents referred to herein (whether or not Completion takes places), within 14 days following receipt by the Buyer of a written notice from the Seller itemising any such costs and expenses and requesting reimbursement.

18	COUNTERPARTS

18.1	This agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed and delivered shall be an original but shall not be effective until each Party has executed at least one counterpart, but all the counterparts shall together constitute one and the same instrument.

19	GOVERNING LAW AND JURISDICTION

19.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

19.2	Each Party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

19.3	The Buyer hereby irrevocably appoints Cool Company Management Ltd of 5th Floor, 7 Clarges Street, London W1J 8AE as its agent for service of process in respect of proceedings before such courts.

19.4	The Seller hereby irrevocably appoints Eastern Pacific Shipping (UK) Limited of Colette House, 2nd Floor, 52-55 Piccadilly, London W1J 0DX, United Kingdom (Attention: Cyril Ducau) as its agent for service of process in respect of proceedings before such courts.

19.5	Any communication served on the agent referred to in Clause 19.3 or 19.4 shall be deemed served in accordance with the provisions of Clause 14 (Notices). If such agent (or any replacement agent appointed pursuant to this Clause 19.5) at any time ceases for any reason to act as such, the relevant appointor irrevocably agrees to appoint a replacement agent for service of process having an address for service in England or Wales and shall notify the other party of the name and address of such replacement agent in writing within 20 Business Days of such other agent ceasing to act. Failing such appointment and notification, the party not in default shall be entitled by notice to the party in default to appoint such a replacement agent on its behalf.

19.6	In this Clause 19 (Governing law and jurisdiction), “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “dispute” means any dispute arising out of or in connection with this Agreement or any other Transaction Document including any dispute concerning any non-contractual obligation arising out of or in connection with this agreement or any other Transaction Document.

This agreement has been entered into on the date stated at the beginning of this agreement.

SCHEDULE 1

PARTICULARS OF THE TARGETS

Registered name:	Pernli Marine Ltd
Registration number:	C-124131
Place of incorporation:	Liberia
Date of incorporation:	29 April 2022
Registered office:	80 Broad Street, Monrovia, Liberia
Issued share capital:	500 ordinary shares without par value
Registered shareholder (and number of Sale Shares held):	Quantum Crude Tankers Ltd - 500 ordinary shares without par value
Directors:	John Frank Megginson Timothy James Humphreys William Francis Hughes
Secretary:	Karen Anne Carson
Vessel	m.t. Kool Baltic

Registered name:	Persect Marine Ltd
Registration number:	C-124132
Place of incorporation:	Liberia
Date of incorporation:	29 April 2022
Registered office:	80 Broad Street, Monrovia, Liberia
Issued share capital:	500 ordinary shares without par value
Registered shareholder (and number of Sale Shares held):	Quantum Crude Tankers Ltd - 500 ordinary shares without par value
Directors:	John Frank Megginson Timothy James Humphreys William Francis Hughes
Secretary:	Karen Anne Carson
Vessel	m.t. Kool Boreas

Registered name:	Felox Marine Ltd
Registration number:	C-124130
Place of incorporation:	Liberia
Date of incorporation:	29 April 2022
Registered office:	80 Broad Street, Monrovia, Liberia
Issued share capital:	500 ordinary shares without par value
Registered shareholder (and number of Sale Shares held):	Quantum Crude Tankers Ltd - 500 ordinary shares without par value
Directors:	John Frank Megginson Timothy James Humphreys William Francis Hughes
Secretary:	Karen Anne Carson
Vessel	m.t. Kool Firn

Registered name:	Respent Marine Ltd
Registration number:	C-124133
Place of incorporation:	Liberia
Date of incorporation:	29 April 2022
Registered office:	80 Broad Street, Monrovia, Liberia
Issued share capital:	500 ordinary shares without par value
Registered shareholder (and number of Sale Shares held):	Quantum Crude Tankers Ltd – 500 ordinary shares without par value
Directors:	John Frank Megginson Timothy James Humphreys William Francis Hughes
Secretary:	Karen Anne Carson
Vessel	m.t. Kool Orca

SCHEDULE 2

CONDITIONS PRECEDENT TO COMPLETION

PART A

JOINT RESPONSIBILITY OF BUYER AND SELLER

1.1	The following documents, in each case to the Seller and the Buyers reasonable satisfaction, shall be executed and duly exchanged and delivered by the relevant parties thereto, coming into full force and effect conditional only on Completion:

(a)	the Option Agreement;

(b)	the consent of the charterers of the Vessels under each Charter to the change of ownership of the Targets; and

(c)	a termination of each of the management agreements entered into between Cool Company Management Limited and each of the Targets in respect of the management of the relevant Vessel.

PART B

SOLE RESPONSIBILITY OF BUYER

1.2	Completion of the Buyer Fundraising.

1.3	Provision to the Seller of a letter of consent from ING Bank N.V., Singapore Branch (as agent) in respect of the sale of the Targets to the Buyer.

SCHEDULE 3

CONDITIONS SUBSEQUENT TO COMPLETION

1	The Buyer shall procure that the following documents, in each case to the Seller’s reasonable satisfaction, shall be executed and duly exchanged and delivered by the relevant parties thereto within 5 Business Days of Completion:

(a)	a release of the Existing Guarantee; and

(b)	a replacement parent company guarantee from the Buyer or one of its Affiliates as guarantor in favour of ING Bank N.V., Singapore Branch in respect of the Facility Agreement.

2	The Seller shall procure that the Completion Accounts are delivered to the Buyer as soon as practicable after Completion, together with a calculation of the adjustment to the Purchase Price required under Clause 5.2.

SCHEDULE 4

COMPLETION OBLIGATIONS

PART A - Seller’s Completion Obligations

1	Documents to be delivered at Completion

At Completion, the Seller shall deliver to the Buyer:

(a)	the Stock Powers executed by the Seller;

(b)	the share certificates for the Sale Shares or an indemnity, in agreed form, for any lost or damaged certificates;

(c)	copies of all constitutional documents of the Targets and the registers, minute books and other records required to be kept by the Targets, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Targets;

(d)	duly executed letters of resignation, in agreed form, from each of the Directors and the company secretary resigning from their respective offices with any of the Targets;

(e)	signed minutes, in agreed form, of the board meetings held by the Targets pursuant to paragraph 2 of this Schedule 4 Part A.

2	Completion board meeting

The Seller shall cause a board meeting of each of the Targets to be held at Completion at which the matters set out in the agreed form completion board minutes delivered pursuant to paragraph 1(e) of this Schedule 4 Part A shall take place, which shall include:

(a)	acceptance of the resignation of the Directors and the company secretary; and

(b)	the appointment of Mi Hong Yong, Thorleif Egeli and Sarah Choudhry as a director of each of the Targets.

3	Vessel Documents

(a)	Copies of Certificate of Ownership and Encumbrance in respect of each Vessel.

PART B - Buyer’s Completion Obligations

4	Documents to be delivered and payments to be made at Completion

At Completion, the Buyer shall:

(a)	pay the Purchase Price by electronic transfer of immediately available funds to the Seller; and

(b)	deliver a copy of a resolution of the board of directors of the Buyer approving the terms of, the transactions contemplated by, and the execution, delivery and performance of this agreement and the Option Agreement.

SCHEDULE 5

WARRANTIES

Part A – Seller Warranties

1	Shares in the Targets

1.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Targets and are fully paid, or credited as fully paid.

1.2	The information contained in Schedule 1 is true and accurate.

1.3	The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

1.4	No person has any right to require at any time the transfer, creation, issue or allotment of any share, loan capital or other securities of any of the Targets (or any rights or interest in them), and no person has agreed to confer or has claimed any such right.

1.5	No Encumbrance has been granted to any person or otherwise exists affecting the Sale Shares or any unissued shares, debentures or other unissued securities of any of the Targets, and no commitment to create any such Encumbrance has been given, nor has any person claimed any such rights.

1.6	No Target:

(a)	owns, or has agreed to acquire, any shares, loan capital or any other securities or interest in any company;

(b)	has, at any time, had any subsidiaries or subsidiary undertakings; and

(c)	is, and has agreed to become, a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

1.7	No Target has purchased, redeemed, reduced, repaid or forfeited any of its share capital.

2	Vessels

2.1	Each Target is the registered owner of a Vessel as set out at Schedule 6 and none of the Vessels are the subject of any Encumbrances other than pursuant to the Facility Agreement.

2.2	The information contained in Schedule 6 is true and accurate.

SCHEDULE 6

PARTICULARS OF THE VESSELS

Vessel Name	Kool Baltic
IMO No.	9654878
Owner	Pernli Marine Ltd
Flag	Liberia
Type of Vessel	LNG Tanker (Ice 2)
CBM (approx.)	170,200
Year Built	October 2014
Purchase Price Paid by Target	US$147,500,000.00
Specific Vessel related costs	US$1,816,374.04
Allocation of non-Vessel specific costs	US$623,177.10
Management Fees	US$332,876.71
Secured Debt relating to Vessel	US$118,000,000.00
Charter	Time charter party dated 11 May 2022 between Pernli Marine Ltd as owners and Shell Tankers (Singapore) Private Limited as charterers

Vessel Name	Kool Boreas
IMO Number	9654880
Owner	Persect Marine Ltd
Flag	Liberia
Type of Vessel	LNG Tanker (Ice 2)
CBM (approx.)	170,200
Year Built	January 2015
Purchase Price Paid by Target	US$150,000,000.00
Specific Vessel related costs	US$1,926,570.40
Allocation of non-Vessel specific costs	US$623,177.10
Management Fees	US$332,876.71
Secured Debt relating to Vessel	US$120,000,000.00
Charter	Time charter party dated 11 May 2022 between Persect Marine Ltd as owners and Shell Tankers (Singapore) Private Limited as charterers

Vessel Name	Kool Firn
IMO Number	9864746
Owner	Felox Marine Ltd
Flag	Liberia
Type of Vessel	LNG Tanker
CBM (approx.)	174,000
Year Built	September 2020
Purchase Price Paid by Target	US$175,000,000.00
Specific Vessel related costs	US$2,262,144.46
Allocation of non-Vessel specific costs	US$623,177.10
Management Fees	US$332,876.71
Secured Debt relating to Vessel	US$140,000,000.00
Charter	Time charter party dated 11 May 2022 between Felox Marine Ltd as owners and Shell Tankers (Singapore) Private Limited as charterers

Vessel Name	Kool Orca
IMO Number	9870525
Owner	Respent Marine Ltd
Flag	Liberia
Type of Vessel	LNG Tanker
CBM (approx.)	174,000
Year Built	February 2021
Purchase Price Paid by Target	US$177,500,000.00
Specific Vessel related costs	US$2,303,407.71
Allocation of non-Vessel specific costs	US$623,177.10
Management Fees	US$332,876.71
Secured Debt relating to Vessel	US$142,000,000.00
Charter	Time charter party dated 11 May 2022 between Respent Marine Ltd as owners and Shell Tankers (Singapore) Private Limited as charterers

SCHEDULE 7

FORM OF STOCK POWER

STOCK POWER

THE UNDERSIGNED, [insert name of transferor], a [insert jurisdiction] company, hereby sells, assigns and transfers to [insert name of transferee], a [insert jurisdiction] company, [insert number] shares of stock, par value US$[insert value] (the “Shares”), represented by certificate number [●] of [insert name of Target], a Liberian corporation (the “Corporation”), [and which certificate references the Shares as [●] shares,] standing in the undersigned’s name on the books of the Corporation with respect to the Shares, and does hereby irrevocably constitute and appoint the Secretary of the Corporation as its attorney to transfer the Shares on the books of the Corporation with full power of substitution in the premises.

Dated

[insert name of transferor]

By:
Name:
Title:
In the presence of:

Name:

EXECUTION PAGE

SELLER

EXECUTED by QUANTUM CRUDE TANKERS LTD	)	/s/ Frank Megginson
acting by Frank Megginson	)	Authorised Signatory
)
acting under the authority of that company	)	Date: 3 November 2022

BUYER

EXECUTED by COOL COMPANY LTD	)	/s/ Mi Hong Yoon
acting by Mi Hong Yoon	)	Authorised Signatory
)
acting under the authority of that company	)	Date: 3 November 2022